EXHIBIT 99.1

Data I/O Announces Strengthening of Board of Directors

Edward Smith Appointed Chair of the Board; Steven Waszak Appointed as Independent Director

Redmond, WA, December 4, 2025 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of data programming and security provisioning solutions for flash, flash-memory based intelligent devices and microcontrollers, announced changes to its Board of Directors intended to strengthen its leadership as the Company focuses on market expansion. Edward Smith, who has served on the Data I/O Board of Directors since 2022, has been appointed Chair of the Board. Steven Waszak has joined the Board of Directors of Data I/O effective December 3, 2025. Sally Washlow will remain on the Board and assumes the position of independent director and Chair of the Compensation Committee. The appointments announced today increase the size of the Board from five to six members, and increase the number of independent directors on the Board from four to five.

Edward J. Smith was appointed a director of Data I/O effective February 23, 2022. Currently he is serving as the Executive Chairman of the Board of SMTC Corporation. Previously he served as the President and Chief Executive Officer of SMTC Corporation from 2017 until May 2024. He served as President of Avnet Inc. for 7 years and held various other senior positions since 1994. Mr. Smith served as President and Chief Executive Officer of SMTEK International Inc. from 2002 to 2004, a tier II manufacturer in the EMS industry. Mr. Smith is a seasoned and successful executive with more than 25 years of experience in electronic manufacturing services (EMS) industry and the electronic components distribution industry. He has served on numerous private company and non-profit boards. He previously served on the board of directors of SMTC Corporation (NASDAQ: SMTX) until it went private in 2021. On August 21, 2024, he resigned from the board of directors of Aqua Metals, Inc. (NASDAQ: AQMS). Mr. Smith is the founder and currently runs the We Will Never Forget charitable foundation.

Steven Waszak is the Chief Financial Officer of SMTC Corporation, with a manufacturing footprint in the United States, Mexico and Asia. Mr. Waszak is responsible for the financial management of SMTC Corporation while driving long-term profitable growth organically and through expansion, focused on the success of SMTC’s customers and enhanced shareholder value. He joined SMTC while it was a publicly traded company and served as its CFO until the company was acquired by H.I.G. Capital, a global private equity firm, in a deal that was completed on April 5, 2021. During his tenure at SMTC, he served as CFO reporting to its then CEO, Edward Smith.

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As a Los Angeles native, Mr. Waszak began his career as a member of Deloitte’s Emerging Business Services group. With more than 30 years’ experience as a technology executive across corporate finance and strategic development roles, he has led teams through multiple M&A transactions exceeding $1 Billion in value. Prior to SMTC Corporation, Mr. Waszak served as CFO at Connected-Holdings, LLC, a vertically integrated, Internet of Things “IoT” intelligent services provider. From 2009 to 2014, Mr. Waszak held the role as CEO and President of BTI Systems, a developer of optical networks and innovative data-center interconnect solutions for smart-cloud providers which was acquired by Juniper Networks (NYSE: JNPR). Mr. Waszak’s C-Suite experience also includes serving as Vice President of Global Sales Operation for Ciena Corporation (NYSE: CIEN) following the acquisition of Internet Photonics (a Bell Labs spin-out), where he held the position of CFO/COO. Mr. Waszak has served on the Board of Directors of private entities and publicly traded companies including SMTEK International (NASDAQ: SMTK) and Retix (NASDAQ), a layer-3 routing + network management software for large enterprises.

Mr. Waszak has a Bachelor of Science in Accounting with a concentration in Business/Economics from Loyola Marymount University and is a CPA with the State of California (inactive). He has certificates from Executive Development Programs at Harvard Business School and Kellogg School of Management.

“We are excited to have Steve Waszak join Data I/O’s Board of Directors,” said William Wentworth, President and CEO of Data I/O Corporation. “Steve brings significant financial and M&A experience to the Board which will complement Data I/O’s strategic organic and inorganic growth initiatives. His addition to the Board along with the appointment of Edward Smith as our new Chair provides strengthened leadership with significant industry and collegial experience.”

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data provisioning solutions to manage device intellectual property from point of inception to deployment in the field. OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers. Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Contacts:

Charles DiBona
Vice President & Chief Financial Officer
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

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